Exhibit 99.1

iPayment Announces Results for Second Quarter 2008

NASHVILLE, Tenn.--(BUSINESS WIRE)--iPayment, Inc. (“iPayment”) today announced financial results for the second quarter and six months ended June 30, 2008. Revenues increased to $212,580,000 for the second quarter of 2008 from $192,674,000 for the second quarter of 2007. Revenues, net of interchange, were $90,725,000 for the second quarter of 2008 compared with $80,234,000 for the second quarter of 2007. Net income was $5,772,000 for the second quarter of 2008 compared to $1,340,000 for the same period last year. The Company today has filed its Form 10-Q for the three months ended June 30, 2008, with the Securities and Exchange Commission.

Management will hold a conference call today, Monday, August 11, 2008, at 5:00 p.m. (Eastern Time) to discuss its 2008 second-quarter results. To listen to the call, participants should dial 913-312-9309 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 8:00 p.m. (Eastern Time) on Monday, August 11, 2008, and continue through Monday, August 18, 2008, by dialing 719-457-0820 and entering Confirmation Code 3278514.

The live broadcast of iPayment’s quarterly conference call will be available online at www.ipaymentinc.com or http://www.videonewswire.com/event.asp?id=50486 on August 11, 2008, beginning at 5:00 p.m. (Eastern Time). The online replay will be available at approximately 8:00 p.m. (Eastern Time) and continue for one week.

Information in this press release may contain “forward-looking statements” about iPayment, Inc. These statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company’s current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company’s indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company’s reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company’s competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K for 2007. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 150,000 small merchants across the United States. iPayment’s payment processing services enable merchants to process both traditional card-present, or “swipe,” transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

CONTACT:
iPayment, Inc.
Clay Whitson, Chief Financial Officer
615-665-1858, Ext. 115